NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

Media: Carla Meadows
NorthStar Communications, Inc.
972-267-0990 / 214-676-5906
ALON USA APPOINTS INDEPENDENT BOARD MEMBER
DALLAS, TX — October 24, 2005 — Alon USA Energy, Inc. (NYSE: ALJ) today announced the election of Avraham Baiga Shochat to the Company’s Board of Directors as an independent director. Mr. Shochat will also serve on the Board’s Audit Committee, replacing Mr. Avraham Meron.
     Mr. Shochat has achieved a prominent career in finance and politics. Since 1988, he has served as a member of the Israeli Parliament, where he has chaired or was a member of various committees including economics, finance, defense, foreign affairs and education. From 1992 to 1996 and 1999 to 2001, Mr. Shochat served as Israel’s Minister of Finance and from October 2000 to March 2001 as the country’s Minister of National Infrastructure.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon USA markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.

Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
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